Exhibit 4.1

THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE.  NEITHER THIS NOTE NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF OTHER THAN (A) IN ACCORDANCE WITH THE TERMS HEREOF AND (B) PURSUANT TO THE ACT OR UNDER AN AVAILABLE EXEMPTION FROM REGISTRATION UNDER THE ACT.

PROMISSORY NOTE

$1,250,000,000	September 1, 2011

FOR VALUE RECEIVED, DYNEGY HOLDINGS, LLC, a Delaware limited liability company (“Debtor”), promises to pay DYNEGY GAS INVESTMENTS, LLC, a Delaware limited liability company, or its registered assigns (“Lender”), the principal sum of $1,250,000,000 and to pay interest on the outstanding principal of this Promissory Note (this “Note”), in accordance with Section 2 hereof.

1.                                       Maturity.  Debtor shall repay the unpaid principal in full, together with all accrued and unpaid interest thereon, on September 1, 2027 (the “Repayment Date”).  All payments under this Note shall be paid in cash in United States dollars in immediately available funds.

2.                                       Interest.  Interest shall accrue and be payable (net of any withholding required by law) on the Repayment Date on the unpaid principal balance of this Note, at the rate of 4.24% per annum (the “Note Rate”), calculated on the basis of a 360-day year consisting of twelve 30-day months and actual days elapsed in the period in which interest accrues (including post-petition interest in any proceeding under the Federal Bankruptcy Code or other applicable bankruptcy or insolvency laws).

3.                                       Optional Prepayment.  Debtor may prepay in cash, in whole or in part, at any time and from time to time prior to the Repayment Date, without premium or prepayment penalty, any unpaid principal balance, together with accrued and unpaid interest (to the date of such prepayment).  All payments hereunder shall be credited first to accrued but unpaid interest, and then to principal.

4.                                       Manner of Payment.  Payments hereunder shall be made by bank or certified check drawn on immediately available funds or by wire transfer of immediately available funds to such account or accounts that are specified by Lender to Debtor from time to time.

5.                                       Organization; Authority; Enforceability; No Conflict.  Debtor is a limited liability company duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite limited liability company power and authority to enter into this Note and consummate the transactions contemplated hereby.  This Note has been duly authorized, executed and delivered by Debtor and constitutes a legal, valid and binding obligation of Debtor, enforceable against Debtor in accordance with its terms, subject to bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies.  The execution and delivery of this Note, the incurrence of the obligations set forth in this Note and the performance of such obligations will not violate, or constitute a breach of or default under, the governing documents of Debtor or, to the best of such Debtor’s knowledge, any law, rule, regulation, order, license, permit, consent, authorization or approval applicable to Debtor of any court or any governmental body or administrative agency or self-regulatory authority having jurisdiction over Debtor or its property.

6.                                       Default.  For purposes of this Note, the term “Default” shall mean any of the following:

(a)                                  The failure by Debtor to pay any principal amount of this Note when and as the same shall become due and payable;

(b)                                 The failure by Debtor to pay any interest on this Note or any fee or other amount (other than an amount referred to in clause (a) above) payable hereunder, when and as the same shall become due and payable;

(c)                                  Debtor or any direct or indirect subsidiary of Debtor shall (i) make an assignment for the benefit of creditors or petition or apply to any tribunal for the appointment of a custodian, receiver or trustee for it or a substantial part of its assets, (ii) commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect, (iii) have had any such petition or application filed or any such proceeding commenced against it that is not dismissed within 30 days, (iv) indicate, by any act or intentional and purposeful omission, its consent to, approval of or acquiescence in any such petition, application, proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or a substantial part of its assets, or (v) suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of 60 days or more; or

(d)                                 Debtor or any direct or indirect subsidiary of Debtor shall adopt a plan of liquidation or dissolution, or the certificate of incorporation of Debtor shall expire or be revoked.

Debtor shall promptly inform Lender of the occurrence of any of the events described in this Section 6. Upon each such Default, Lender may, at its option, exercised by delivering written notice to Debtor, accelerate repayment of this Note, in which case the principal amount outstanding under this Note and all interest accrued thereon shall be due and payable immediately; provided, that if there shall occur a Default described in subparagraph (c) or (d) above, the entire unpaid balance of principal with interest accrued thereon shall be immediately due and payable without the giving of notice or the taking of any other action by Lender.

7.                                       Default Interest.  Any amount in default under this Note shall bear interest from and after the date of such default at the Note Rate plus two percent (2%) per annum.

8.                                       Replacement of the Note.  Upon receipt by Debtor of notice from Lender of the loss, theft, destruction or mutilation of this Note (and upon surrender of this Note if mutilated) and an indemnity in favor of Debtor, reasonably acceptable to Debtor (which indemnity shall be deemed to be acceptable even if it is an unsecured indemnity of Lender), against any loss, cost, expense, liability or claim as a result of the presentation of the original Note by any other person, Debtor shall execute and deliver to Lender a replacement Note of like date, tenor and denomination.

9.                                       Notices.  Any notice or communication shall in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or facsimile transmission and in the case of telecopier or facsimile transmission, with copies by overnight courier service or registered mail to the respective parties as follows (or, in each case, as otherwise notified by any of the parties hereto) and shall be effective and deemed to have been given (i) immediately when sent by telecopier or facsimile between 9:00 A.M. and 6:00 P.M. (Houston, Texas time) on any business day (and when sent outside of such hours, at 9:00 A.M. (Houston, Texas time) on the next business day), and (ii) when received if delivered by hand or overnight courier service or certified or registered mail on any business day:

If to Debtor:

Dynegy Holdings, LLC

1000 Louisiana Street, Suite 5800

Houston, TX 77002

Attention: Chief Financial Officer

Fax: 713-356-2993

If to Lender:

Dynegy Gas Investments, LLC

1000 Louisiana Street, Suite 5800

Houston, TX 77002

Attention: General Counsel

Fax: 713-356-2993

10.                                 Miscellaneous.

(a)                                  Debtor hereby waives presentment, demand, protest, notice of dishonor, diligence and all other notices, any release or discharge arising from any extension of time, discharge of a prior party, release of any or all of any security given from time to time for this Note.

(b)                                 Any term of this Note may be amended or waived with the prior written consent of each party hereto.  No party hereto shall be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by such party and then only to the extent specifically set forth in such writing.  A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event.  No delay or omission of Lender to exercise any right, whether before or after the occurrence of a Default hereunder, shall impair any such right or shall be construed to be a waiver of any right or Default, and the acceptance at any time by Lender of any past-due amount shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable.

(c)                                  Upon any Default hereunder, Lender may exercise all rights and remedies provided for herein and by law or equity or otherwise, including, but not limited to, the right to immediate payment in full of this Note.

(d)                                 The rights and remedies of Lender as provided herein, or any one or more of them, or in law or in equity, shall be cumulative and concurrent, and may be pursued singularly, successively or together at Lender’s sole discretion and may be exercised as often as occasion therefor shall occur.

(e)                                  This Note shall be governed by, and construed in accordance with, the laws of the State of New York without regard to conflict of law principles (other than sections 5-1401 and 5-1402 of the New York General Obligations Law).

(f)                                    This Note shall be binding upon the parties and their respective successors and assigns.  This Note may not be assigned or transferred by either party hereto without the prior written consent of the other party, such consent not to be unreasonably witheld; provided, however, that Lender may assign this Note to a Permitted Transferee (as defined below) without the prior written consent of Debtor.  “Permitted Transferee” shall mean any individual, corporation, limited liability company, partnership or other entity that, directly or indirectly, controls, is controlled by, or is under common control with Lender; provided that, for the purposes of this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such individual or entity, whether through the ownership of voting securities, by agreement or otherwise.

(g)                                 If any provision of this Note is held to be invalid, illegal, void or unenforceable by a court of competent jurisdiction, the other provisions of this Note shall remain in full force and effect and shall be liberally construed in order to effect the provisions of this Note.  It is hereby stipulated and declared to be the intention of Debtor and Lender that they would have executed the remaining terms and provisions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

(h)                                 The headings contained in this Note are for reference purposes only and shall not affect in any way the meaning or interpretation of this Note.

(i)                                     All payments (including prepayments) to be made by Debtor hereunder, whether on account of principal, interest or otherwise, shall be made no later that 2:00 p.m. New York City time on the date when due without setoff or counterclaim.

(j)                                     This Note constitutes the entire understanding between Debtor and Lender with respect to the subject matter hereof and supersedes any prior agreements, written or oral, with respect thereto.

[signature page follows]

IN WITNESS WHEREOF, Debtor has executed this Note as of the date first above written.

DYNEGY HOLDINGS, LLC as Debtor

By:	/s/ Clint C. Freeland
Name: Clint C. Freeland
Title: Chief Financial Officer